Contact:	Joseph S. Podolski
Chief Executive Officer
(281) 719-3447

Repros Therapeutics Announces Amendment of NIH Proellex® License

THE WOODLANDS, Texas, October 28, 2009 – Repros Therapeutics (NasdaqGM:RPRX) today announced that the Company has entered into an amendment with the National Institutes of Health (NIH) to its existing exclusive license for Proellex® that revises the existing milestones and dates for performance to provide additional time to lift the current clinical hold on Proellex or select a second generation molecule for further development from the family of anti-progestational agents covered by the  license.

Previously the Company announced in early August 2009 that it had voluntarily suspended dosing of all patients in its Proellex clinical trials. The FDA subsequently notified Repros that the Proellex program was placed on full clinical hold due to the observation of increased liver enzymes in a number of patients treated with Proellex.

The clinical hold on Proellex affected a variety of benchmark milestones used by the NIH to enforce its license. The Company believes the new agreed amendment between Repros and the NIH allows Repros sufficient time to determine whether it is possible to lift the clinical hold on Proellex. The Company is addressing the deficiencies noted by the FDA and hopes to submit pharmacokinetic data as soon as possible to the Agency that would be supportive of the safety of lower doses that could be tested in short duration trials that would be suggestive of clinical efficacy. However, there can be no assurances that the FDA will view such data as sufficient for lifting the current full clinical hold.

If the hold on the active ingredient of Proellex cannot be lifted, the Company can satisfy the diligence portion of the NIH license by selecting a second molecule from the family of anti-progestational agents covered by the license and, after sufficient pre-clinical work, submit a pre-clinical package for opening an Investigational New Drug Application to the FDA to commence human clinical testing of this new agent. The Company believes the time allowed in the amendment for this determination and resultant activity is reasonable.

The NIH license allows for Repros to sub-license the technology pending NIH approval.

The Company also reported that Dr. Paul Lammers has resigned his position as President to become the CEO of Mirna Therapeutics, a private biotechnology company. In an unrelated move the Company has further reduced its headcount by eliminating the full time position of Sr. VP of Regulatory and Clinical Affairs held by Dr. Andre van As. Dr. Jean Fourcroy, member of the Company’s Board of Directors, and former Medical Officer at the FDA’s Division of Reproductive and Urological Products, the Division where both of the Company’s drug development programs are being evaluated, has agreed to serve as the Company’s Chief Medical Officer on an as needed basis.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to raise needed additional capital in the immediate future in order for it to continue its operations on acceptable terms or at all, to settle or otherwise resolve its outstanding liabilities resulting from the Proellex clinical trials recently put on clinical hold,  to successfully defend itself against the recently-filed class action complaints, to continue to maintain its listing on any Nasdaq trading market, whether a clear clinical path for Androxal® can be realized, the eventual outcome of the recent discussions and correspondence with the FDA regarding the Proellex clinical trials currently on clinical hold and  whether clinical trials of Proellex may be resumed, whether any safe and effective dose for Proellex can be determined, whether the NIH license for Proellex can be maintained, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.